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                                                                 Exhibit (a)(12)

                                     $5,100

                           PRICE INCREASE TO PURCHASE

                                    UNITS OF

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                                       BY

                          QUADRANGLE ASSOCIATES II LLC


         HIGHEST OFFER TO DATE! Quadrangle Associates II LLC has increased its offer to purchase Units in Winthrop California Investors Limited Partnership to $5,100 per Unit. This price is $100 more than the Sutter/Jamboree Acquisition Fund, LLC offer and is the highest available offer for your Units. We have also extended the expiration date of our offer until 12:00 midnight, New York City time, on February 16, 2000.

         o The increased Offer is being made on the same terms and conditions as the original Offer. YOU WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR TRANSFER FEES.

         o If you already tendered to Quadrangle Associates II LLC and have not withdrawn your tender you will automatically receive the benefit of the increased $5,100 Offer. NO FURTHER ACTION IS NECESSARY.

         o If you have previously tendered to Quadrangle Associates II LLC and have withdrawn your tender, you will need to resubmit us a duly completed and executed copy of the green letter of transmittal in order to receive the benefit of the increased $5,100 Offer.

         o If you tendered your Units in the Sutter Offer, you may still tender to us and receive the benefit of the increased $5,100 Offer by initialing the box on the cover page of the green letter of transmittal and delivering the letter of transmittal to us by no later than February 16, 2000.

         o In the event that you receive any future offers, including offers from Sutter/Jamboree, please contact us at (888) 448-5554 before signing any documentation, as Quadrangle Associates II LLC may have again increased its Offer.

         If you elect to tender your Units, mail or facsimile a duly completed and executed copy of the green Letter of Transmittal, a copy of which was enclosed in our previous mailings to you, and any documents required by the Letter of Transmittal to us using the enclosed pre-addressed, postage-paid envelope at:

                           Attention:       Special Projects Department
                                            5 Cambridge Center
                                            9th Floor
                                            Cambridge, Massachusetts  04142
                                            Facsimile No. (617) 234-3310

                                            For information call 1-888-448-5554

February 3, 2000                                    Quadrangle Associates II LLC